EXHIBIT 10.4

AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of the     5     day of January, 2016, by and between Logistica U.S. Terminals, LLC (“LOGISTICA”), of Brownsville, Texas, and El Capitan Precious Metals, Inc. (“ECPN”), of Scottsdale, Arizona.

In consideration of the mutual promises and covenants herein contained, the Parties do hereby agree as follows:

1.         The Parties acknowledge that they have previously entered into and executed a Master Service Agreement, including an Iron Ore Processing Agreement attached as Appendix A thereto, both of which are dated February 28, 2014, and a separate Agreement, dated December 24, 2014.

2.         The written contracts described in the previous paragraph shall become null and void and unenforceable upon execution of the Agreement which supersedes those agreements. As a result, neither Party shall be able to make any claim whatsoever against the other Party based on these prior agreements.

3.         The Parties hereby express their mutual desire and willingness to develop mining activities in regard to the ore body known as the El Capitan mine site, near Capitan, New Mexico.

4.         As a part of the mining project referenced in the previous paragraph, it shall be the responsibility of ECPN to do as follows:

a.       ECPN shall make concentrated ore available, always within the quality specifications defined and agreed, from the subject mine site for the purposes of carrying out its responsibilities under this Agreement.

b.       ECPN shall obtain and maintain the governmental compliance requirements with all necessary federal, state and local agencies.

c.       ECPN shall process and load the subject concentrated ore on the trucks provided by Logistica at the El Capitan mine site.

d.       ECPN shall otherwise use its best efforts to make the mining project contemplated by this Agreement successful.

5.         As a part of the mining project referenced in Paragraph 3 above, it shall be the responsibility of Logistica to do as follows:

a.       In cooperation with ECPN, Logistica, in its sole discretion, shall provide all necessary means of transporting the concentrated ore provided by ECPN to locations mutually agreed upon by ECPN and Logistica for further processing by Logistica or for sale to a third party as the case may be.

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b.       Logistica shall further process the concentrated ore as necessary, if it is required and affordable, to a more refined state to make such ore product saleable to buyers, or in the alternate, Logistica may, in its sole discretion, otherwise undertake a process for the extraction of precious metals.

c.       Logistica shall attempt to locate buyers for the concentrated ore or precious metals and shall actually undertake and sell the ore product or precious metals, as the case may be.

d.       Logistica shall deposit all of the proceeds from the sale of such ore products or precious metals in an account in a federally-insured financial institution in the United States as mutually agreed upon by the Parties. Such account shall be in the name of both Parties, requiring the authorized signatures of both Parties for withdrawal.

e.       Logistica shall otherwise use its best efforts to make the mining project contemplated by this Agreement successful.

6.         The Parties are jointly undertaking this effort to develop the El Capitan mine site and to process and sell the concentrated ore and precious metals located thereon pursuant to the provisions of this Agreement. In doing so, each of the Parties shall maintain a record of its costs and expenses in carrying out each of its specific duties and responsibilities under this Agreement. Such costs and expenses shall be only those incurred as operating expenses for the activities described in this Agreement and not for general overhead or other non-mining related matters. Upon the receipt of any revenues from such activities each of the Parties shall submit its costs and expenses to an accountant mutually agreed upon by the Parties who shall compile a combined accounting of such costs and expenses pursuant to generally accepted accounting principles. Each of the Parties shall then first be reimbursed for such incurred costs and expenses attributed to the ore product or precious metals sold in a ratio representative of such respective amounts at that time. Once all such costs and expenses are reimbursed to both Parties in full, the remaining net profit shall be divided equally in a 50/50 manner.

7.         The ore to be provided to the Logistica by ECPN from the El Capitan mine site shall be “concentrated ore”, meaning that such ore shall be prepared by ECPN to certain specifications as otherwise agreed between the Parties, but such concentrated ore shall contain a minimum of one (1) ounce of gold equivalent per ton of precious metals.

8.         Once a buyer or buyers have been secured for the sale of concentrated ore or precious metals, as contemplated by this Agreement, Logistica shall arrange for a line of credit or a letter of credit, based on the underlying purchase contracts, to provide for the capitalization of the mining, processing, and sale activities of the Parties after that point in time. This provision contemplates that, as soon as the concentrated ore or precious metals are delivered to a buyer both ECPN and Logistica will be able to draw on the subject line of credit or letter of credit for its share of the revenues attributed to the delivered product. In addition, separately, Logistica will use its best efforts to attempt to assist ECPN in obtaining additional capitalization for ECPN upon execution of this Agreement. Logistica, however, will not be penalized in any way if such capitalization cannot be achieved.

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9.         ECPN shall transfer to LOGISTICA ten million (10,000,000) shares of Rule 144 common stock of ECPN which was committed under a previous agreement, upon execution of this Agreement.

10.       In addition, ECPN shall provide LOGISTICA with a Promissory Note in the amount of Four Hundred Thousand Dollars ($400,000.00), with interest thereon at the rate of four and one-half percent (4.5%) from February 28, 2014. Payment on such Promissory Note shall be made to Logistica out of the ECPN proceeds from the sale of the concentrated ore from the El Capitan mine. The amount due to LOGISTICA by ECPN shall be reasonably paid from cash flow generated by ECPN from the activities contemplated by this Agreement as agreed by the Parties. This Promissory Note shall replace the promissory note described in the prior agreements between the Parties and which has been previously accounted for as the financing loaned to purchase the AuraSource device.

11.       If Logistica is able to secure a purchaser for the El Capitan mine site, Logistica shall receive a five percent (5%) commission calculated on the gross sale price of the mine site. If ECPN sells or otherwise transfers an interest in the El Capitan mine site to a third party without the assistance of Logistica, Logistica will receive the sum of Five Million Dollars ($5,000,000.00) upon closing of such transaction as was previously agreed, as an inducement to enter into the investments necessary to put the processes and infrastructure in place

12.       It is the intent of the Parties pursuant to this Agreement to have ECPN provide to Logistica a minimum amount of one thousand (1,000) tons of concentrated ore per month at the beginning of this project. The Parties shall then cooperate to increase that monthly amount to at least five thousand (5,000) tons of concentrated ore as soon as is reasonably possible, with the desire of both Parties to continue to increase such amounts as mush as is reasonably possible, as soon as is reasonably possible. The Parties have set out their mutual goals in such regard as set out on the attached Exhibit A.

13.       It is the further intent of both Parties to attempt to develop and increase the mining activities at the El Capitan mine site for the mutual best interests of the Parties. This shall potentially include the greater development of the mining capabilities at the El Capitan mine site, including more significant facilities and technologies in processing the ore body there at. These further and greater activities will be undertaken pursuant to separate written agreement between the Parties hereafter. Logistica however, will not separately lease any mineral acres within twenty-five (25) miles of the El Capitan mine site.

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14.       The term of the relationship between the Parties for the mining project contemplated by this Agreement shall be for a minimum of five (5) years. However, if ECPN sells or otherwise transfers an interest in the El Capitan mine site, this Agreement shall terminate, except that ECPN shall compensate Logistica pursuant to Paragraph 11 above.

15.       The Parties shall keep the proprietary information which each Party received from the other Party fully and strictly confidential. However, each of the Parties shall have the right to disclose and disseminate the terms and conditions of this Agreement, including in the form of press release and governmental disclosure documents. This provision shall not prohibit either Party from disclosure as required by a regulatory agency or court of law.

16.       Neither Party shall be liable to the other, or be deemed to be in breach of this Agreement, by reason of any delay in performing, or failure to perform, any of its obligations under this agreement if the delay or failure was beyond that party's reasonable control (including without limitation weather, fire, flood, explosion, epidemic, riot, civil commotion, any strike, lockout or other industrial action, act of God, war, warlike hostilities or threat of war, terrorist activities, accidental or malicious damage and any prohibition or restriction by any government or other legal authority which affects this Agreement and which is not in force on the date of this Agreement.

17.       The Parties shall fully cooperate with one another in carrying out the intent of this Agreement. This shall specifically include, but not be limited to, inspections, disclosure of any and all requested information and material, and any other due diligence activities of a Party. The Parties acknowledge that the subject mining project contemplated by this Agreement is in its initial phase, which project will change and evolve on an ongoing basis. The Parties will work together and cooperate in adapting to such changes, and the resulting needs of this project, and will adapt and conform their duties and activities respectively to achieve the intended results to make the project successful. If any issues arise in such regard, such issues shall be subject to the arbitration provision hereinafter contained.

18.       Each Party shall bear its own costs and expenses in this matter, except as otherwise set out in this Agreement.

19.       The relationship between the Parties is that of independent contractors. The Parties are not agents, partners, joint ventures, or employees of the other. As such, each Party shall be responsible for the payment of its own taxes and for its other governmental and business obligations. Neither Party may in any way bind or obligate the other Party nor suggest or represent that it has the right to do so. No fiduciary relationship exists between the Parties hereto, except to reasonably and ethically honor its duties and responsibilities under this Agreement.

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20.       Each of the Parties to this Agreement shall hold the other Party harmless and indemnify the other Party for liability or damages caused by the activities of such Party, within the scope of their relationship as independent contractors.

21.       This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter addressed herein. All prior and contemporaneous agreements, understandings, conditions, warranties, and representations are hereby superseded by this Agreement.

22.       Any modification or change in this Agreement must be in writing, executed by an officer of ECPN and Logistica. No representative has the right or authority to make any oral or written modifications of this Agreement.

23.       Should one of the sections or provisions of this Agreement, or any word, phrase, sentence, clause, or paragraph thereof be declared invalid, illegal, or unenforceable in any respect by any federal, state, county, or municipal government, such validity, legality, and enforceability of the remaining sections and provisions hereof and any other applications thereof shall not in any way be affected or impaired thereby and will remain in full force and effect as if such invalid or illegal sections or provisions were omitted.

24.       No waiver of any breach of any condition, covenant, or agreement herein shall constitute a continuing waiver or a waiver of any subsequent breach of the same or any other condition, covenant, or agreement.

25.       The Parties agree to negotiate in good faith to resolve any disputes, disagreements, questions, claims, or similar matters in regard to this Agreement or any matter in regard to the relationship between themselves. If such matters cannot be resolved by negotiation between the Parties, such matters shall be resolved by using a single arbitrator and procedures established by such arbitrator. Judgment upon any award may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover all expenses of arbitration, including reasonable attorney's fees. Venue of such arbitration shall be in Maricopa County, Arizona. Either Party may make a demand for arbitration by filing the demand in writing with the other Party. This provision for arbitration shall be an absolute bar to any other legal proceedings between the Parties hereto. This Agreement shall be construed in accordance with the laws of the State of Arizona.

26.       This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of the Agreement and all of which, when taken together, will be deemed to constitute on and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

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LOGISTICA U.S. TERMINALS, LLC		EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ Humberto Siller	By:	/s/ Charles C. Mottley
	Humberto Siller		Charles C. Mottley
	Manager		CEO and President

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